       CRUSADE No. 2 of 2006 - USD/EUR/AUD Aussie RMBS   **PRICED**
       Jt Leads: CS/DBSI (A1 & A2)  with SGB as Jt lead on A3, B, C
       Class  Size(m)   Rating (S/M/F)   WAL    Bench      Level     DollarPX
        A1   USD 1,200   AAA/Aaa/AAA     2.83  3M Libor    + 6bps     100-00
        A2   EUR 450     AAA/Aaa/AAA     2.83  3M Euribor  + 8bps     100-00
        A3   AUD 600     AAA/Aaa/AAA     2.75  1M BBSW     +16bps    **PRICED**
        B    AUD 53.2     AA/--/AA       4.97  3M BBSW   **PRICED**
        C    AUD 47.3     A+/--/AA-      4.89  3M BBSW   **PRICED**
       A1 - SEC Registered      A2/A3 - ASX Listed
       Roadshowing: US 11-14 Sept
       Expected Settlement: 21 Sept, 2006     First Pay: 15 Nov, 2006

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